Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FIRST QUARTER 2011 RESULTS

BOCA RATON, Fla., April 26, 2011 — Office Depot, Inc. (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced results for the fiscal quarter ending March 26, 2011.

FIRST QUARTER RESULTS 1

Total Company sales for the first quarter of 2011 were $3.0 billion, a decrease of 3% compared to the first quarter of 2010. Excluding sales related to asset dispositions and deconsolidation in the fourth quarter of 2010 and an acquisition in the first quarter of 2011, total Company sales decreased 2% versus prior year.

The Company reported a net loss, after preferred stock dividends, of $15 million or $0.05 per share in the first quarter of 2011, compared to net earnings of $20 million or $0.07 per share in the first quarter of 2010.

The effective tax rate for the first quarter of 2011 was 164%, reflecting tax expense in income generating jurisdictions that, because of the existence of valuation allowances, could not be offset by deferred tax benefits in certain jurisdictions reporting operating losses.

First quarter 2011 results included charges primarily related to restructuring and integration activity costs, and actions to improve future operating performance. Excluding these charges, which totaled $8 million before tax, net earnings, after preferred stock dividends, were marginally profitable.

Total Company operating expenses, adjusted for charges in the first quarter of 2011, decreased by $7 million compared with the prior year. EBIT, adjusted for charges, was $34 million in the first quarter of 2011, compared to EBIT of $62 million in the prior year period.

“Our first quarter operating results were lower than the prior year due to the impact of lower sales,” said Neil Austrian, Office Depot’s Interim Chairman and Chief Executive Officer. “However, we are encouraged by the progress we’re making throughout the enterprise to improve the future operating performance of the Company.”

[1]

Includes non-GAAP information. First quarter 2011 results include charges from restructuring and business process improvement activities. Additional information is provided in our Form 10-Q for the fiscal quarter ending March 26, 2011. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

FIRST QUARTER DIVISION RESULTS

North American Retail Division

First quarter 2011 sales in the North American Retail Division were $1.3 billion, a decrease of 2% compared to the same period last year. Same store sales in the 1,115 stores in the U.S. and Canada that have been open for more than one year decreased 1% in the first quarter compared to the prior year period. Average order value rose slightly in the first quarter versus prior year while customer transaction counts declined in part due to the negative impact of winter weather.

The North American Retail Division reported an operating profit of $58 million for the first quarter of 2011, compared to $73 million reported in the same period of the prior year. The operating profit decline was driven primarily by the negative flow-through impact from lower sales, rolling over a shrink benefit reported one year ago, incremental advertising expense to drive brand awareness and additional investment in key initiatives. These factors were somewhat offset by lower property costs.

During the first quarter, Office Depot closed seven stores, opened one and relocated two stores, bringing the total store count for North America to 1,141 as of March 26, 2011.

North American Business Solutions Division

First quarter 2011 sales in the North American Business Solutions Division were $806 million, a decrease of 3% compared to the same period last year. The division’s first quarter average order value was flat versus the same period last year. Although lower customer transaction counts were the main driver of the sales decline during the quarter, the rate of decline has improved sequentially each quarter since the second quarter of 2009. Direct channel sales in the first quarter were flat versus one year ago while contract channel sales declined about 3% in the first quarter versus the prior year, attributable to the transition from certain expired to new purchasing consortiums.

The North American Business Solutions Division reported an operating profit of $16 million for the first quarter of 2011, compared to $20 million for the same period of the prior year. The decline in first quarter operating profit included the negative flow-through impact of lower sales, increased marketing and sales costs related to the back-to-business season and rolling over a shrink benefit reported one year ago. Partially offsetting these items were reductions in selling and other operating costs.

International Division

First quarter 2011 sales in the International Division were $846 million, a decrease of 5% in U.S. dollars and 6% in constant currency, compared to the prior year. Excluding asset dispositions and deconsolidation in the fourth quarter of 2010, and an acquisition in the first quarter of 2011, constant currency sales were flat in the first quarter of 2011 versus the prior year. Contract channel sales increased in constant currency in the first quarter compared to the prior year while direct channel sales were lower than a year ago. Retail channel sales grew at a high single-digit rate in the first quarter compared to prior year in constant currency, excluding sales from the Division’s business in Israel that was divested in late 2010.

The International Division reported an operating profit of $27 million for the first quarter of 2011, compared to $42 million in the same period of the prior year. The reported operating profit includes $6 million of charges associated with the business restructuring activities and acquisition integration costs in the first quarter of 2011. The balance of the year-over-year operating profit decline was primarily driven by a reduction in gross profit margin due to product cost increases and competitive product pricing. These margin pressures were partially offset by lower operating expenses as a result of the divested businesses and the benefits created from the continuous process improvement initiative in the first quarter of 2011.

Other Matters

Office Depot completed its acquisition of Svanströms Gruppen, a Swedish office supply company, on February 25, 2011. The acquisition complements Office Depot’s existing Swedish operations, enables it to continue to grow its European business and positions the Company as one of the leading multi-channel office supply companies in Sweden.

At the end of the first quarter, the Company had $70 million drawn in Europe on its asset-based loan (ABL) facility and $684 million of availability. The drawn funds were applied to the acquisition of Svanströms Gruppen. With $684 million of ABL facility availability and $494 million in cash on hand as of March 26, 2011, the Company ended the first quarter of 2011 with $1.2 billion in total available liquidity.

Additional information on the Company’s first quarter 2011 results can be found in our Form 10-Q filed with the Securities and Exchange Commission on April 26, 2011. Additional information on the Company’s first quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,641 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 55 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 26, 2011	December 25, 2010	March 27, 2010
Assets
Current assets:
Cash and cash equivalents	$494,207	$627,478	$663,299
Receivables, net	990,080	963,787	1,009,642
Inventories	1,217,192	1,233,657	1,142,478
Prepaid expenses and other current assets	190,969	203,020	169,633

Total current assets	2,892,448	3,027,942	2,985,052
Property and equipment, net	1,138,657	1,157,013	1,236,772
Goodwill	62,907	19,431	19,431
Other intangible assets	41,524	21,840	24,066
Deferred income taxes	44,363	33,319	76,634
Other assets	328,154	309,892	292,846

Total assets	$4,508,053	$4,569,437	$4,634,801

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,008,969	$1,080,276	$973,422
Accrued expenses and other current liabilities	1,108,437	1,188,233	1,171,088
Income taxes payable	2,881	2,568	18,652
Short-term borrowings and current maturities of long-term debt	91,412	72,368	59,128

Total current liabilities	2,211,699	2,343,445	2,222,290
Deferred income taxes and other long-term liabilities	556,998	514,218	615,300
Long-term debt, net of current maturities	657,015	659,820	661,104

Total liabilities	3,425,712	3,517,483	3,498,694

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in March 2011, December 2010 and March 2010)	355,979	355,979	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 283,486,355 in 2011, 283,059,236 in December 2010 and 281,418,223 in March 2010	2,835	2,831	2,814
Additional paid-in capital	1,155,193	1,161,409	1,189,611
Accumulated other comprehensive income	265,781	223,807	201,474
Accumulated deficit	(640,232)	(634,818)	(560,727)
Treasury stock, at cost – 5,915,268 shares in 2011, December 2010 and March 2010	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	725,844	695,496	775,439
Noncontrolling interest	518	479	4,689

Total stockholders’ equity	726,362	695,975	780,128

Total liabilities and stockholders’ equity	$4,508,053	$4,569,437	$4,634,801

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 26, 2011	March 27, 2010

Sales	$2,972,960	$3,071,970
Cost of goods sold and occupancy costs	2,094,772	2,158,239

Gross profit	878,188	913,731

Store and warehouse operating and selling expenses	693,886	690,011
General and administrative expenses	165,826	168,217

Operating profit	18,476	55,503

Other income (expense):
Interest income	599	537
Interest expense	(17,987)	(17,772)
Miscellaneous income, net	7,345	6,099

Earnings before income taxes	8,433	44,367

Income tax expense	13,823	15,127

Net earnings (loss)	(5,390)	29,240

Less: Net earnings (loss) attributable to the noncontrolling interest	24	(228)

Net earnings (loss) attributable to Office Depot, Inc.	(5,414)	29,468

Preferred stock dividends	9,213	9,475

Income (loss) available to common shareholders	$(14,627)	$19,993

Earnings (loss) per share:
Basic	$(0.05)	$0.07
Diluted	(0.05)	0.07

Weighted average number of common shares outstanding:
Basic	276,986	274,233
Diluted	276,986	274,233

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	March 26, 2011	March 27, 2010
Cash flows from operating activities:
Net earnings (loss)	$(5,390)	$29,240
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	51,269	52,702
Charges for losses on inventories and receivables	18,413	12,195
Changes in working capital and other	(158,912)	(41,503)

Net cash provided by (used in) operating activities	(94,620)	52,634

Cash flows from investing activities:
Capital expenditures	(28,587)	(41,440)
Acquisition, net of cash acquired	(72,667)	—
Release of restricted cash	46,509	—
Proceeds from assets sold and other	4,238	13,770

Net cash used in investing activities	(50,507)	(27,670)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	472	777
Tax benefits from employee share-based payments	—	1,635
Share transactions under employee related plans	(583)	(1,269)
Preferred stock dividends	(9,213)	—
Debt related fees	—	(4,688)
Net proceeds (payments) on long- and short-term borrowings	9,927	(2,799)

Net cash provided by (used in) financing activities	603	(6,344)

Effect of exchange rate changes on cash and cash equivalents	11,253	(15,219)

Net increase (decrease) in cash and cash equivalents	(133,271)	3,401
Cash and cash equivalents at beginning of period	627,478	659,898

Cash and cash equivalents at end of period	$494,207	$663,299

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

($ in millions, except per share amounts)

Q1 2011	GAAP	% of Sales	Charges	Non-GAAP*	% of Sales

Gross profit	$878.2	29.5%	—	$878.2	29.5%

Operating expenses	$859.7	28.9%	$(8.3)	$851.4	28.6%

Operating profit (loss)	$18.5	0.62%	$8.3	$26.8	0.90%

Income (loss) available to common shareholders	$(14.6)	(0.49%)	$14.8	$0.2	—

Diluted earnings (loss) per share	$(0.05)		$0.05	$—

*	The Q1 2011 GAAP effective tax rate of 164% decreases to approximately 43% after removing the charges from the Annual Effective Tax Rate calculation for quarterly periods used in deriving the Non-GAAP Income available to common shareholders and EPS. This rate can also show significant volatility over the course of the full year, if results vary across countries with valuation allowances.

There were no comparable Non-GAAP measures reported in the first quarter of 2010.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

($ in millions)

	Q1 2011	Q1 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$(94.6)	$52.6
Net cash provided by (used in) investing activities	(50.5)	(27.7)
Net cash provided by (used in) financing activities	0.6	(6.3)
Effect of exchange rate changes on cash and cash equivalents	11.2	(15.2)

Net increase (decrease) in cash and cash equivalents	$(133.3)	$3.4

Free Cash Flow
Net cash provided by (used in) operating activities	$(94.6)	$52.6
Less: Capital expenditures	28.6	41.4

Free Cash Flow	$(123.2)	$11.2

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(133.3)	$3.4
Less: Net cash provided by (used in) financing activities	0.6	(6.3)

Cash Flow Before Financing Activities	$(133.9)	$9.7

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	First Quarter
(Dollars in millions)	2011	2010

Sales	$1,320.6	$1,347.5
% change	(2)%	(6)%

Division operating profit	$58.0	$73.0
% of sales	4.4%	5.4%

North American Business Solutions Division

	First Quarter
(Dollars in millions)	2011	2010

Sales	$806.2	$830.6
% change	(3)%	(9)%

Division operating profit	$16.2	$20.2
% of sales	2.0%	2.4%

International Division

	First Quarter
(Dollars in millions)	2011	2010

Sales	$846.1	$893.8
% change	(5)%	2%
% change in constant currency sales	(6)%	(5)%

Division operating profit	$27.3	$41.6
% of sales	3.2%	4.7%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended
	March 26, 2011	March 27, 2010
Store Statistics

United States and Canada:
Store count:
Stores opened	1	4
Stores closed	7	7
Stores relocated	2	—
Total U.S. and Canada stores	1,141	1,149

North American Retail Division square footage:	27,694,816	28,006,644
Average square footage per NAR store	24,272	24,375
International Division company-owned:
Store count:
Stores opened	2	3
Stores closed	1	—
Stores acquired	40	—
Total International company-owned stores	138	140